Exhibit 99.9

11 November 2010
SkySQL Corporation Ab
GLOBAL SHARE OPTION PLAN 2010 USA Rules Including amendments as of 2010

1	Meanings of words used

In these Rules:

“Board” means the Board of the Directors of the Company;

“Business Day” means a day which is not a Saturday, Sunday or other public holiday or, with respect to the payment of promissory notes, is not equated with a public holiday in Finland and Sweden;

“Control” means that a third party offer (as intended by and referred to in Clause 5.16 of the Agreement (as defined in Rule 8.4 below) to acquire 100 per cent of the votes and capital of the Company outstanding (including transactions structured as mergers, reorganisations and assets sales) has been approved by the Board and the shareholders of the Company representing two thirds or more of the Shares has accepted such offer.

“Company” means SkySQL Corporation Ab,, Business ID FI 2344661-1, a limited company incorporated under the laws of Finland;

“Consultant” means any natural person who is not an employee and who provides services to a Member of the Group other than services in connection with the offer or sale of securities in a capital-raising transaction, and who does not directly or indirectly promote or maintain a market for the Company’s securities;

“Date of Grant” means the date on which an Option is granted;

“Directors” means the members of the Board or a duly authorised committee of it;

“Eligible Employee” means any person designated by the Directors who, on the date Options are offered to such person under this Plan, is an employee, director or officer of a Member of the Group or a Consultant to a Member of the Group, and any of their respective family members who acquire Options from such persons through any gifts permitted under this Plan or domestic relations orders (for this purpose, a family member includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the employee or Consultant) control the management of assets, and any other entity in which these persons (or the employee or Consultant) own more than fifty percent of the voting interests);

"Exercise condition" means a condition or conditions imposed under Rule 2.2;

“Exercise Price” means the amount payable for each Share expressed in EUR, or any other currency determined by the Board, on the exercise of an Option calculated as described in Rule 3;

“Grantor” means the Company, any Subsidiary, the trustees of an employee benefit trust established by the Company, or any vehicle established for the purposes of the Plan who the Directors request to grant Options;

“Member of the Group” means:

(i)	the Company; and
(ii)	its Subsidiaries from time to time.

“Option” means a right to acquire Shares granted under the Plan;

“Option holder” means a person holding an Option or his or her personal representatives;

“Option Period” means a period starting on the Date of Grant of an Option and ending 10 years after the Date of Grant;

“Participating Companies” means:

(i)	the Company; and
(ii)	any Subsidiary.

“Plan” means this plan known as “SkySQL Corporation Ab Global Share Option Plan 2010 USA” constituted by this document and the schedules annexed hereto as may be amended from time to time;

“Rule 701” means Rule 701 promulgated by the United States Securities and Exchange Commission under the United States Securities Act of 1933.

“Rules” means the rules of the Plan as changed from time to time;

“Shares” means shares or securities representing shares in the Company.

“Stock Exchange” means any stock exchange or authorised or regulated market place, such as NYSE, NASDAQ OMX, Helsinki Stock Exchange and Stockholm Stock Exchange;

“Subsidiary” means a company in which the Company holds more than 50% of the voting rights; and

“Warrant” means a warrant issued by the Company for the purposes of this Plan giving the holder the right to subscribe for Shares.

2	Grant of Options
2.1	Purpose:

The purpose of this Plan is to provide select employees of, and/or advisors or consultants to, Members of the Group with a means of acquiring an equity interest in the Company, as bonus or additional compensation for their services, and as an incentive either to remain in the continued employment of, to continue their consultancy or advisory relationship with, Members of the Group and to perform their respective responsibilities to the Members of the Group by increasing their respective personal interest in the growth and success of the Company.

2.2	Grant of Options:

The Directors may at any time request any Grantor to grant to any Eligible Employee an Option to acquire such number of Shares as the Directors may determine at any time after the adoption of the Plan in accordance with the rules of the Plan. Where these Rules provide that the Directors are able to exercise any discretion under these rules in relation to an Option such discretion shall be exercised by the Grantor on the recommendations of the Directors.

2.3	Limits on Amount of Options:

The aggregate sales price or amount of underlying Shares or ADS covered by Options issued pursuant to this Plan during any consecutive twelve-month period shall not exceed the greatest of the following:

(a)US$1,000,000;

(b)fifteen percent of the total assets of the Company, measured at the Company’s most recent balance sheet date (if no older than its last fiscal year end); or

(c)fifteen percent of the outstanding amount of the Shares of the class of securities being offered pursuant to the Options, measured at the Company’s most recent balance sheet date (if no older than its last fiscal year end).

The determination of whether the Company is in compliance with this Section 2.3 is made as of the Date of Grant. In calculating outstanding securities for the 15% rules, all currently exercisable or convertible options, warrants, rights, and other securities are treated as outstanding.  “Aggregate sales price” means exercise price of the Options granted.  If the Rule of Section 2.6 is modified or not followed, “aggregate sales price” shall be determined in accordance with the requirements of Rule 701.

2.4	Exercise condition:

When granting an Option, the Directors may recommend that its exercise be conditional on the satisfaction of Exercise conditions. The Exercise conditions must be objective, and specified at the Date of Grant. The Exercise conditions may be waived or modified if anything happens which reasonably causes the Grantor to consider that:

2.4.1	modified Exercise conditions would be a fairer measure of Performance, and would be no less difficult to satisfy; or
2.4.2	the Exercise conditions should be waived.
2.5	Evidence of Option:

An Option shall be evidenced in such form as the Directors determine.

2.6	No Payment:

Option holders are not required to pay for the grant of any Option.

2.7	Disclaimer of Option:

Any Option holder may disclaim all or part of his or her Option by notice in writing to the Company Controller, or any other person nominated by the Directors for this purpose, within 30 days after the Date of Grant. If this happens, the Option will be deemed never to have been granted under the Plan. No consideration is payable for the disclaimer.

2.8	Disposal restrictions:

Except for the transmission of an Option on the death of an Option holder to his or her personal representatives, neither an Option nor any rights in respect of it may be transferred, assigned or otherwise disposed of by an Option holder to any other person.

2.9	Administrative errors:

If a Grantor tries to grant an Option which is inconsistent with the Plan, the Option will be limited and will take effect from the Date of Grant on a basis consistent with the Plan.

2.10	Option to acquire Warrants:
2.10.1

The Directors may determine, in their absolute discretion, that an Option be granted in the form of an Option to acquire a Warrant, rather than a Share. If so, the reference in these Rules to Share and Option etc. shall be construed accordingly and shall either relate to the Warrant or the Shares which may be issued under the Warrant comprised in the Option as appropriate.

2.10.2	No payment is required on the exercise of an Option to acquire a Warrant.
2.10.3	Upon the exercise of any Option to acquire a Warrant, the Company will:
(i)	deliver or cause to be delivered to the Option holder the Warrant representing the number of Shares in respect of which the Option is being exercised; or
(ii)	arrange for the relevant number of Shares in respect of the Warrant to be transferred to the Option holder.
2.10.4

If an Option has been granted in the form of an Option to acquire a Warrant, the Directors may, in their absolute discretion and at any time request the Grantor that it be converted into an Option to acquire Shares without prior notice to or approval of the Option holder.

3	Exercise Price
3.1	Setting the Price:

The Directors will set the Exercise Price and state it at the Date of Grant.

4	Variations in Share Capital
4.1	Adjustment:

If there is a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital, a demerger (in whatever form) or if the Company makes a special distribution including a distribution in specie:

4.1.1	the maximum number of Shares issuable under the Plan; and/or
4.1.2	the number or nominal amount of Shares comprised in each Option; and/or
4.1.3	the Exercise Price;

may be adjusted in any way (including retrospective adjustments) which the Directors consider appropriate and which are consistent with the underlying Warrants.

4.2	Notice:

Option holders may be notified of any adjustment made under this Rule 4.

4.3	Effect of Repricing on Limits on Issuance of Options:

In making any alterations to outstanding grants, the Board shall take into consideration that repriced Options may, depending on the facts and circumstances, be treated as new Grants for purposes of applying the limitations on the issuance of Options in Section 2.3, and the Board may, if it deems it advisable, seek advice concerning the effects of alterations upon compliance with Rule 701.

5	Exercise and Lapse - General Rules
5.1	Exercise:

Except where exercise is allowed as described in Rule 6, an Option will only be exercisable:

5.1.1	to the extent notified to Option holders on the Date of Grant; and
5.1.2	if all applicable Exercise conditions are satisfied or waived; and
5.1.3

as long as the Option holder is an employee or has a contractual relation with a Member of the Group or within 30 days after the employee’s last day of employment or last day of contractual relation with any Member of the Group or as long as the Option holder is a non-executive director in a Member of the Group or within 30 days thereafter unless the Directors determine otherwise at the Date of Grant

5.2	Lapse:

An Option will lapse on the earliest of:

(a)

the date which occurs 31 days after the Option holder ceases to be an employee of or ceases to have a contractual relation with a Member of the Group or either the Option holder or a Member of the Group has given notice of the termination of the Option holder’s employment or the Option holder’s relevant agreement with a Member of the Group, unless any of the provisions in Rule 6 apply or the date the Option holder ceases to be a non-executive director; any date specified in any Exercise condition;

(b)	the expiry of the Option Period.
5.3	Specific Rules:

For the purposes of Rule 5.2 above an Option holder will not be treated as ceasing to be an employee of or as ceasing to have a contractual relation with a Member of the Group if on that date he or she is employed by or has entered into a relevant agreement with another Member of the Group.

6	Exercise and Lapse - Exceptions to the General Rules
6.1	Cessation of Employment or Contractual Relation:
6.1.1

If an Option holder ceases to be an employee of any Member of the Group for any of the reasons set out below or ceases to have a contractual relation with any Member of the Group for the reasons (i) and (v) as set out below, then his or her Options will not lapse but may be exercised to the extent vested on the date of cessation during the period of six months from the date of cessation even though any Exercise conditions have not been satisfied. Any such exercise must take place between the first and fifth business days (inclusive) in the beginning of each quarter.  The reasons are:

(i)	ill-health, injury, disability and redundancy;
(ii)	retirement;
(iii)	early retirement by written agreement with the Option holder’s employer being a Member of the Group;
(iv)

his or her employing company ceasing to be under the control of the Company, or, as a result of a transfer of the undertaking in which the Option holder works, transfer to a company which is neither under the control of the Company nor a Member of the Group;

(v)	any other reason specified by the Directors in their absolute discretion.

6.2	Death:

If an Option holder dies, his or her Options may be exercised to the extent exercisable at the date of death by his or her personal representatives within one year of his or her death, irrespective of the satisfaction of any condition. To the extent that any Option exercisable under this Rule 6.2 is not so exercised, it will lapse at the end of the one-year period. This Rule does not extend the Option Period.

6.3	Take-overs

Subject to Rule 7, if a person (or a group of persons acting in concert) obtains Control of the Company, an Option may be exercised, irrespective of the satisfaction of any performance condition, within the 2 month period after the person has obtained Control of the Company.

The Options will lapse at the end of the 2-month period, unless the Directors give reasonable notice to the Option holders before the end of the 2-month period that the Options will not lapse.

6.4	Mergers

Subject to Rule 7, if the Board adopts a merger plan whereby all the assets and liabilities shall be transferred to another company (the “Transferee Company”), Options may be exercised, irrespective of the satisfaction of any Performance Condition, at any time from the shareholder approval of the merger plan and until 20 Business Days following such approval. The Options will lapse at the end of the 20 Business Day period.

Exchange of Options where Rule 7 does not apply:

6.4.1	Application:

This Rule applies if Rule 6.3 or 6.4 applies and no determination is made by the Directors under Rule 7.

6.4.2	Exchange:

If this Rule applies, an Option holder may, as an alternative to exercising his or her Option, during the period referred to in Rule 6.5.3 agree with the acquiring company ("Acquiring Company") or the Transferee Company to release his or her Option ("Old Option") in consideration of the grant to him or her of a new option ("New Option"). The New Option must be equivalent to the Old Option.

6.4.3	Period for Substitution

The period referred to in Rule 6.5.2 is

(i)	in a case falling within Rule 6.3, 2 months starting with the time when the Acquiring Company obtains Control of the Company; and
(ii)	in a case falling within Rule 6.4, at any time from the shareholder approval of the merger plan and until 20 Business Days following such approval.
6.4.4	Consequences of Exchange:

Where an Option holder is granted a New Option for release of his or her Old Option as described in this Rule 6, then:

(i)	the New Option will be treated as having been acquired at the same time as the Old Option and be exercisable in the same manner and at the same time as the Old Option;
(ii)	the New Option will be subject to the provisions of the Plan as it had effect in relation to the Old Option immediately before the release;
(iii)

with effect from the release and grant, the Rules will where relevant be construed in relation to the New Option as if references to the Company and Shares were references to the Acquiring Company and shares for which the New Option is granted.

6.5	Liquidation
6.5.1	Involuntary liquidation

If it is resolved that the Company shall enter into liquidation pursuant to the Finnish Companies Act, Options may not thereafter be exercised regardless of the grounds for such liquidation and will lapse immediately.

In addition, upon the entry of an order placing the company in liquidation, notwithstanding that such order may not be final, the Options may not thereafter be exercised and will lapse immediately.

6.5.2	Voluntary liquidation

Not later than two months prior to the adoption of a resolution by the shareholders’ meeting in respect of whether the Company shall be placed into voluntary liquidation, the Option holders shall be notified of the intended liquidation. Option holders will be entitled to exercise their Options, to the extent they have vested at the date of such notice, until the date the final resolution to place the Company in liquidation has been adopted. Any notice to Option holders must state that exercise of Options may not be made following the adoption of a final resolution in respect of a liquidation.

6.5.3	Lapse

For the avoidance of doubt, all Options will lapse on a liquidation of the Company unless exercised before the liquidation procedure starts.

6.6	Loss of ownership:

Where the Option holder is deprived of the legal or beneficial ownership of the Option by operation of law, or does anything or omits to do anything which causes him or her to be so deprived or becomes bankrupt, all his or her Options will lapse.

6.7	Transfers:

If an Option holder is transferred to work in another country, but still continues to hold an office or employment or a consultancy relation with a Member of the Group and, as a result of that transfer, the Option holder may either:

(i)	suffer a tax disadvantage in relation to his or her Options which was not anticipated on grant (this being shown to the satisfaction of the Directors); or
(ii)	become subject to restrictions on his or her ability to exercise his or her Options or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on exercise because of the security laws or exchange control laws of the country to which he or she is transferred;

the Option holder may (unless the Directors decide otherwise) exercise the Option in full, irrespective of the satisfaction of any Exercise condition, during the period starting 3 months before and ending 3 months after the transfer takes place. If he or she does not exercise his or her Options, following this Rule, the usual exercise Rules will apply to them at the appropriate times.

6.8	Priority:

If there is any conflict between any of the provisions of Rules 5 and 6, the provision which results in the shortest exercise period or the earliest lapse of the Option, or both, will prevail.

7	Exchange of Options
7.1	Application:

This Rule applies if Options would become exercisable under Rule 6.3 or 6.4 but the Directors determine that the Options shall not be exercised but that this Rule 7 shall apply.

7.2	Exchange:

Where the Directors have made a determination under Rule 7.1, Option holders will be granted an option (“New Option”) to replace their Option (“Old Option”).

7.3	Consequences of Exchange:

Where Option holders are granted a New Option to replace their Old Option, then:

7.3.1	the New Option will be in respect of shares in any corporate body determined by the Directors;
7.3.2	the New Option will be equivalent to the Old Option;
7.3.3	the New Option will be treated as having been acquired at the same time as the Old Option and be exercisable in the same manner and at the same time as the Old Option;
7.3.4	the New Option will be subject to the provisions of the Plan as it had effect in relation to the Old Option immediately before the replacement;
7.3.5

with effect from the replacement, the Plan will be construed, in relation to the New Option, as if references to Shares were references to the shares for which the New Option is granted and references to the Company were references to a company determined by the Directors at the time of replacement.

7.3.6	the new Option might be treated as a new grant of option under the US Rule 701 as well as under other national legislation.
8	Exercise of Options
8.1	Exercise:

An Option holder can exercise his or her Option validly only in the way described in, and subject to, this Rule 8.

8.2	Manner of Exercise:
8.2.1

Options must be exercised by notice in writing delivered to the CFO of the Company or other duly appointed person. The notice of exercise of the Option must be completed, signed by the Option holder or by his or her appointed agent, and must be accompanied by;

(i)	the correct payment in full of the Exercise Price for the number of Shares being acquired, and
(ii)	if the Directors so require, a duly executed agreement (as referred to in Rule 8.4 below).
8.2.2	Notwithstanding Rule 8.2.1, the Directors may, in their absolute discretion, allow an Option holder to exercise the Option in such manner as they think fit.
8.3	Option Exercise Date:
8.3.1	Subject to Rule 8.3.2, the Option Exercise Date will be the later of:-
(i)	the date of receipt by the CFO of the Company or other authorised person of the documents and payment referred to in Rule 8.2; and
(ii)

the date on which the Directors either decide that the Exercise condition to which the Option is subject has been satisfied, or waive the Exercise condition. The Directors must decide about the satisfaction or waiver of the Exercise condition within 14 days of receiving the documents in Rule 8.2 and payment.

8.3.2

If any statute, regulation or code adopted by the Company, prohibits the exercise of Options, or the Controller of the Company reasonably believes it so prohibits, the date of exercise will be either the date described in Rule 8.3.1, or, if later, the date when the Option holder is permitted or the Controller of the Company believes the Option holder is permitted to exercise an Option. However, this Rule does not extend any period in which an Option is exercisable.

8.4	Shareholders Agreement

Unless the Directors decide otherwise, the exercise of an Option is conditional upon the Option holder executing an agreement provided by the Company, inter alia restricting the transfer of and providing obligations to transfer the Shares in certain circumstances.

8.5	Part Exercise:

An Option may be exercised in part at the discretion of the Directors.

8.6	Issue or Transfer:

Subject to Rule 8.8, shares to be issued following the exercise of an Option will be issued as soon as practicable after the Option Exercise Date. The Directors will procure the transfer of Shares following the exercise of an Option as soon as practicable after the Option Exercise Date.

8.7	Rights:

8.7.1

Shares issued on the exercise of an Option will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

8.7.2

Where Shares are to be transferred on the exercise of an Option, Option holders will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. They will not be entitled to rights before that date.

8.8	Consents:

All allotments, issues and transfers of Shares will be subject to any necessary consent under any relevant enactments or regulations for the time being in force in Finland or elsewhere and, with regard to ADSs (if any), the provisions of the deposit agreement between the Company and the depository. The Option holder will be responsible for complying with any requirements to be fulfilled in order to obtain or avoid the necessity for any such consent.

8.9	Constitution:

Any Shares acquired on the exercise of Options will be subject to the articles of association of the Company from time to time in force. Any ADSs acquired upon the exercise of any Option shall, in addition, be subject to the terms of the deposit agreement between the Company and the depository. Any Warrants shall be subject to the terms of the Warrant.

8.10	Cash alternative

The Directors may in their discretion determine not to procure the transfer or issue of Shares to an Option holder who exercises his Option, but instead to pay to him a cash amount equal to the amount by which the market value on the Option Exercise Date of the Shares in respect of which the Option is exercised exceeds the Exercise Price. If the Directors so determine, the Exercise Price shall not be payable, and if already paid, shall be repaid to the Option holder forthwith.

8.11	Finnish Transfer Tax

Any Finnish Transfer Tax on the transfer of shares to the Option Holder at exercise will be paid by the Company.

9	General
9.1	Notices:

Any notice or other document given to any Eligible Employee as Option holder pursuant to the Plan may be delivered to him or her or sent by post to him or her at his or her home address according to the records of his or her employing company or such other address which the Company considers appropriate. Notices or other documents sent by post shall be deemed to have been given 5 days following the date of posting.

9.2	Documents sent to Shareholders:

The Company may send to Option holders copies of any documents or notices normally sent to the holders of its Shares (including such notices or documents required to be sent to Option holders resident in the United States in accordance with the rules and regulations under the US Securities Act of 1934 as amended).

9.3	Directors' Decisions final and binding:

The decision of the Directors on the interpretation of the Rules or in any dispute relating to an Option or matter relating to the Plan will be final and conclusive.

9.4	Costs:

The Grantor will pay the costs of introducing and administering the Plan in proportion to the options granted.

9.5	Regulations:

The Directors have the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with the Rules.

9.6	Terms of Employment:

Nothing in this Plan will in any way be construed as imposing on a Participating Company a contractual obligation as between the Participating Company and an Eligible Employee to offer participation in this Plan or upon offering participation in this Plan to continue the employment of such Employee with the Participating Company.

Any person who ceases to be an employee of any Member of the Group because of dismissal or termination of employment (however caused) or who is under notice of termination of employment will in no circumstances be entitled to claim any compensation in respect of the operation of the Plan including but not limited to the application of tax laws or the application of tax policies maintained by any Group Company. If necessary that person’s terms of employment will be varied accordingly.

Leave of absence, parental leave etc are not regarded as cessation of employment and do not affect the Plan.

9.7	Trusts and Special Purpose Vehicles:

The Company and any Subsidiary of the Company may provide money to the trustee of a trust, a Special Purpose Vehicle (“SPV”) or any other person to enable that trustee, SPV or person to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by local law.

9.8	Withholding

The Company, any employing company, the trustee of any employee benefit trust or a SPV may withhold any amount and make any such arrangements, including but not limited to the sale or reduction in number of any Shares on behalf of an Option holder as it considers necessary to meet any liability to taxation or social security contributions so far as is possible under local law in respect of Options granted to the Option holder pursuant to this Plan.

10	Changing the Plan and Termination
10.1	Shareholder approval:

The Directors can change the Plan and need not obtain the approval of the shareholders in general meeting for any changes provided such changes are consistent with any previous shareholder resolution(s). Should any proposed change be inconsistent with a shareholders resolution, the Directors must obtain the approval of the shareholders to that change. Changes may affect existing Options.

10.2	National Rules:

Notwithstanding any other provision of the Plan, but subject always to Rule 10.1, the Directors may amend or add to the provisions of the Plan and the terms of Options as they consider necessary or desirable to take account of, or to mitigate, or to comply with relevant foreign laws including, but not limited to, taxation, securities or exchange control laws which apply to Eligible Employees, provided that the terms of Options granted to such Eligible Employees are not more favourable overall than the terms of Options granted to other Eligible Employees.

The intention of the Plan is that is should comply with US Rule 701 and California State Law regarding filing of securities and the Directors are therefore entitled to change the plan should any rule in the plan be contradictory to such rules.

10.3	Notice:

As soon as possible after making any change, the Directors will give written notice to any Option holder affected by the change.

10.4	Termination of the Plan:

This Plan will terminate at the expiry of the Option Period unless the Directors otherwise determine.

10.5	Shareholder Authority:

The Plan will be operated with the authority given to the Company by shareholders. No action will be taken which would result in the Plan being operated otherwise than in accordance with shareholder authority.

11	Governing Law

Finnish law governs the Plan and all Options and their construction except as provided under Rule 10.2.SkySQL Ab Global Share Option Plan 2010

The Options to be granted under this Plan do not constitute option rights or other special rights within the meaning of Chapter 10 of the Finnish Companies Act (624/2006, as amended).

Should any provision of this Plan be in conflict with a mandatory provision of the Finnish Companies Act (624/2006, as amended) or any other mandatory act, regulation or provision of Finnish law, such mandatory provision shall prevail and the relevant provision of this Plan shall be set aside or amended accordingly and shall not be binding on or incur any liability for the Company or any Member of the Group.

SkySQL Corporation AB Global Share Option Plan 2010

Schedule for Grants of Qualifying Stock Options in the US

1	Rules

The rules of SkySQL AB Global Share Option Plan 2010 USA will apply to Options granted or to be granted under this Schedule subject to the following alterations.

2	Governing Law

Options granted pursuant to this Schedule will be governed by and construed in accordance with Finnish law except that Options intended to be Incentive Stock Options (as defined in paragraph 3 of this Schedule) granted pursuant to paragraph 3, will be construed in accordance with the provisions of Section 422 of the Code (as defined in paragraph 3) so as to preserve their status as Incentive Stock Options.

3	Operation of Scheme in US
3.1	Rule 1 - Definitions:

In addition to the terms defined elsewhere in this Schedule, Rule 1 of the Plan shall be amended by adding the following definitions:

“Code” means the Internal Revenue Code of 1986 as amended;

“Incentive Stock Option” means an Option designated by the Directors at the Date of Grant as an Incentive Stock Option within the meaning of Section 422 of the Code;

“Fair Market Value” on a particular day, means:

•

where the Shares of the same class are publicly traded on the Stock Exchange on the date as of which fair market value is being determined, the fair market value is the mean between the high and low sales prices of the Shares on that date, as reported by the Stock Exchange; and

•	where Shares of the same class are not so listed, the fair market value of a share as determined in good faith by the Directors;

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

3.2	Designation:

The Directors may designate any Options as Incentive Stock Options and the provisions of this paragraph 3.2 will apply to such Options.

3.2.1

An Incentive Stock Option may only be granted to an Eligible Employee.  For purposes of this paragraph 3.2, (i) an “Eligible Employee” means a person other than a director who is an employee of the Company (or any Parent or Subsidiary thereof), and (ii) a “Subsidiary” shall include any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

3.2.2

No person will be granted an Incentive Stock Option if, at the time the Incentive Stock Option would otherwise be granted, that person owns shares possessing more than 10 per cent of the total combined voting power of all classes of shares of the Company (or any Parent or Subsidiary), unless, the Option Price is not less than one hundred ten percent (110%) of the Fair Market Value per Share on the Date of Grant and the option term does not exceed five (5) years measured from the Date of Grant.

3.2.3

No Option shall be treated as an Incentive Stock Option to the extent that the Fair Market Value of the Shares subject to the Options (determined at the Date of Grant), when added to the Fair Market Value of Shares (determined at the date of Grant of such other Incentive Stock Option) subject to any other incentive stock option (granted under the Plan or any other incentive stock option plan of the Company or a Subsidiary Corporation) first exercisable by the Option holders in the same calendar year, exceeds One Hundred Thousand Dollars ($ 100,000).

3.2.4	No Incentive Stock Option will be granted more than 10 years after the date on which the Plan is adopted by the Directors or shareholder approval, whichever is earlier.
3.2.5	The Option Price of an Incentive Stock Option will be not less than the Fair Market Value of a Share determined at the Date of Grant.
3.2.6	In no circumstances will an Incentive Stock Option be capable of exercise later than 10 years from its Date of Grant.
3.2.7

The employee must notify the employer in writing if stock acquired pursuant to the exercise of an Incentive Stock Option is disposed of within 2 years from the date the option was granted or within 1 year after exercise and shall provide any other information regarding the disposition that the Company may reasonably require.

3.2.8	Rule 6.1.1 will be amended by the substitution of the words "3 months” for the words “six months”.
3.2.9	Rule 6.1.1(ii) will be deleted and Rule 6.1.1(iii) will be deleted and replaced by the following as Rule 6.1.1(ii), and the remaining clauses shall be renumbered accordingly:

“retirement where the Option holder is in receipt of immediate pension as determined by the Directors;”

3.2.10	Rule 6.1 will be amended by the inclusion of the following provision as Rule 6.1.2:

“If an Option holder ceases to hold an office or be in the employment of any Member of the Group (or Parent or Subsidiary thereof) by reason of permanent and total disability within the meaning of Section 22(e)(3) of the Code, Incentive Stock Options may be exercised by him or her for a period of one year from the date on which he or she ceased to hold that office or be an employee.”

3.2.11	References in the Scheme to “Rule 6.1” and each subparagraph thereof shall be construed accordingly.
3.3	Warrants

3.3.1	Rule 2.9 will not apply.
3.4	Special Rules
3.4.1	For the purposes of Rule 5.2 of the Plan, Rule 5.3.1 will be deleted and replaced by the following:
(i)

An Option holder shall not be considered to have ceased his or her service as an employee of a Member of the Group in the case of:  (i) sick leave; (ii) military leave; or (iii) any other leave of absence approved by the Option holder's employer, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute. Such Option holder's service as an employee shall be considered to have ceased as of the 91st day of such leave if the Option holder's reemployment is not guaranteed either by statute or by contract. For any period of such leave of absence during which the Option holder is not paid regular salary by his or her employer in the form of sick pay or vacation pay, vesting based on an Exercise Condition requiring continuous employment shall be tolled during the leave of absence and shall resume when the leave of absence is terminated and the Option holder returns to active service.

(ii)	An Option holder shall not be considered to have ceased his or her service as an employee of a Member of the Group in the case of a transfer between Members of the Group.
(iii)

An Option holder shall not be considered to have ceased his or her service for a Member of the Group in the case of a change in status from an employee to a consultant or from a consultant to an employee with respect to a Member of the Group.

3.4.2	Each Option shall have a term of no more than ten (10) years from the Date of Grant.
3.4.3

Options granted under this Plan, and any interest therein, will not be transferable or assignable by an Option holder, other than by will or by the laws of descent and distribution, and, with respect to Options other than Incentive Stock Options, by instrument to an inter vivos or testamentary trust in which such Options are to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to “family member” as that term is defined in Rule 701, and may not be made subject to execution, attachment or similar process.  During the lifetime of the Option holder an Option will be exercisable only by the Option holder or the Option holder’s legal representative and any elections with respect to an Option may be made only by the Option holder or the Option holder’s legal representative. The terms of an Option shall be binding upon the executor, administrator, successors and assigns of the Option holder who is a party thereto.

3.5	Adjustments
3.5.1	Rule 4.1 of the Plan will be deleted and replaced by the following:

In the event of an increase in the number of outstanding Shares, such as a stock dividend or stock split, that occurs without consideration of the Company, the Board will, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, adjust the maximum number of Shares issuable under the Plan and the Exercise Price of any outstanding Options.

3.6	Plan Limits

3.6.1The number of Shares which may be allocated under the Plan to employees in the United States will not exceed Shares, being less than % of the issued ordinary share capital of the Company on the date of adoption of the Schedule by the Directors.

3.6.2The number of Shares which may be designated as Incentive Stock Options and allocated under the Plan to employees in the United States will not exceed Shares,

3.7	Exchange of Options

Rule 7.2 shall be amended by adding the following:

“Any such replacement shall comply with the provisions of Section 424 of the Code with respect to any Incentive Stock Options.”

3.8	Exercise of Options
3.8.1	Rule 8.10 will not apply.
3.9	Information Provided Upon Award

The Company shall notify the selected Eligible Employees of its offer to make a Grant pursuant to this Plan (an “Award”).  At such time the Company shall deliver to each such person the following:

(i)A letter describing the proposed Grant;

(ii)For Eligible Employees who will be required to become a party to the Shareholder Agreement (as provided in Section 8.4), a copy of the Shareholder Agreement with any amendments; and

(iii)A copy of the Plan Handout, in the form attached hereto as Exhibit A, as the same may be amended from time to time.

Eligible Employees who receive notified of an Award shall have thirty days from the date of such notice to elect to accept or decline the Award, or such additional period as may be granted by an executive officer of the Company designated by the Board in his or her sole and absolute discretion.

3.10	Options and Shares Are Restricted Securities

Both the Options and Shares issued pursuant to Options granted under this Plan are deemed to be “restricted securities” as defined in Regulation Section 230.144 promulgated by the Securities Exchange Commission (“SEC”) under the Securities Act  of 1933 (“Rule 144”).  In addition to the restrictions on transfer of the Options by this Plan and on the Shares provided in the Shareholders’ Agreement, if applicable, resales or transfers of Shares in the United States must be in compliance either with the registration requirements of the Securities Act of 1933 (the “Act”) or with Rule 144 or other exemption from the registration requirements under the Act.  The Company will place the following legend on back of any stock certificates representing the Shares issued upon exercise of Options granted pursuant to this Plan:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144 PROMULGATED BY THE SECURITIES EXCHANGE COMMISSION.  THEY MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT.  THE CORPORATION MAY REQUIRE THAT THE TRANSFEROR DELIVER AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT THE PROPOSED TRANSACTION WILL BE EXEMPT FROM REGISTRATION AS A CONDITION TO ANY TRANSFER OF THESE SECURITIES.

The Company shall have no obligation to register any Options or Shares with the SEC or with any state regulatory authority having jurisdiction over the issuance or sale of the Options or Shares, whether to be able to issue Options or Shares pursuant to this Plan or to provide a means for employees to sell or transfer Options or Shares acquired pursuant to this Plan.

4	Notice and Reporting Requirements

Prior to January 31 of the year following the year of exercise of an Incentive Stock Option pursuant to this Plan, the employer shall furnish a statement to the Employee with the following information:

(i)	the employer's name, address and taxpayer identification number;
(ii)	the name, address, and taxpayer identification number of the person to whom the Shares pursuant to the Option are transferred;
(iii)	the name and address of the corporation the stock of which is the Incentive Stock Option stock (if different than the employer);
(iv)	the date the Option was granted;
(v)	the date the Shares were transferred pursuant to the exercise of the Option;
(vi)	the Fair Market Value of the stock on date of exercise;
(vii)	the number of Shares transferred upon exercise of the Option;
(viii)	a statement that the Option was an Incentive Stock Option; and
(ix)	a total cost of the Shares.
5	Specific Provisions Required Under State Law
5.1	Specific Provisions Required Under California Law
5.1.1	Options may only be granted under the Plan until the tenth (10th) anniversary of the date the Plan is approved by the Board.
5.1.2

This Plan will be approved by the stockholders of the Company, consistent with applicable laws, by the later of (1) within twelve (12) months before or after the date the Plan is adopted by the Board, or (2) prior to or within twelve (12) months of the granting of an Option in the State of California.